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                                                                      EXHIBIT 4

                           SUN HYDRAULICS CORPORATION
                         1999 EMPLOYEE STOCK AWARD PLAN


         SUN HYDRAULICS CORPORATION, a Florida corporation (the "Company"), hereby adopts the Sun Hydraulics Corporation 1999 Stock Award Plan (the "Plan"). The terms and conditions of the Plan are as follows:

         Section 1. Purpose of the Plan. The general purpose of the Plan is to recognize and acknowledge extraordinary contributions of employees through the grant of shares of Common Stock. The Board believes that the Plan will secure for the Company and its shareholders the benefits of the incentive inherent in increased ownership of Common Stock of the Company by employees of the Company. It is expected that such ownership will provide employee recipients under the Plan with a more direct stake in the future welfare of the Company and encourage them to continue to demonstrate leadership and commitment to the Company.

         Section 2. Certain Definitions. In addition to the words and terms elsewhere defined in this Plan, certain capitalized words and terms used in this Plan shall have the meanings given to them by the definitions and descriptions in this Section 2. Unless the context or use indicates another or different meaning or intent, such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this
Plan:

                  2.1  Award means the grant of Common Stock under this Plan.

                  2.2  Board means the Board of Directors of the Company.

                  2.3 Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

                  2.4 Common Stock means the Common Stock, par value $.001 per share, of the Company.

                  2.5 Employee means an individual who is an employee of either the Company, or a "subsidiary corporation" (as defined in Section 424(f) of the Code) of the Company (a "Subsidiary Corporation") and who is not an executive officer of the Company.

                  2.6 Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto.

                  2.7 President means the President of the Company, as appointed from time to time by the Board.




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         Section 3.  Administration of Plan. The Board shall have full authority to supervise and interpret this Plan including, but not limited to, the authority to make, amend and rescind rules and regulations relating to the Plan. Subject to the provisions of this Plan, the President shall have authority to (i) determine the Employees to whom Awards shall be granted and
(ii) determine the number of shares of Common Stock to be the subject of each Award. The determination of the President shall be made in accordance with his judgment as to the best interests of the Company and its shareholders and in accordance with the purposes of the Plan. The President's determination in all cases arising under the Plan shall be final, conclusive and binding unless otherwise determined by the Board.

         Section 4. Common Stock Subject to the Plan. Subject to adjustment as provided in Section 13 of this Plan, the aggregate number of shares of Common Stock that shall be reserved and that may be issued from time to time pursuant to Awards granted under this Plan is 3,000 shares of Common Stock. Such shares of Common Stock may consist of (i) treasury shares, (ii) authorized but unissued shares, or (iii) both.

         Section 5. Eligibility. The President may grant Awards under this Plan to any Employee.

         Section 6. Limits on Awards. In granting Awards and determining which Employees shall be granted Awards and the amount of Common Stock comprised by each such Award, the President may give consideration to the functions and responsibilities of the individual, his or her potential contributions to profitability and sound growth of the Company and such other factors as the President may, in his discretion, deem relevant. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Employee during any one calendar year is 500 shares.

         Section 7. Tax Withholding. The Company shall have the right to require recipients of Awards to remit to the Company (or to the Subsidiary Corporation which employs them) an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock acquired as an Award.

         Amounts to which the Company is entitled pursuant to the preceding paragraph may, at the election of the Employee and with the approval of the President, either (i) be paid in cash, (ii) be withheld from the Employee's salary or other compensation payable by the Company, or (iii) be withheld in the form of some of the shares of Common Stock otherwise issuable to the Employee upon exercise of the Awards that have a fair market value not less than the minimum amount of tax the Company is required to withhold.

         Section 8. Amendment of Plan. To the extent permitted by law, the Board may at any time and from time to time modify or amend the Plan in such respects as it shall deem advisable.

         Section 9. Term of Plan. No Awards shall be granted under this Plan at any time after the fifth (5th) anniversary of the date this Plan is first adopted by the Board.



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         Section 10. Termination of Plan. Notwithstanding anything contained in this Plan to the contrary, the Board may at any time terminate or discontinue this Plan.

         Section 11. Governmental Regulations. This Plan and the granting and receipt of any Award and the obligations of the Company to sell and deliver shares of Common Stock under any such Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

         Section 12. Compliance with Securities Laws. Awards granted and shares of the Common Stock issued by Company shall be granted and issued only in full compliance with all applicable securities laws including, but not limited to, the Securities Act of 1933, as amended, and the general rules and regulations promulgated thereunder by the United States Securities and Exchange Commission and applicable state blue sky laws. In connection with such compliance, the President may impose such conditions on transfer of the shares of the Common Stock comprising an Award and other restrictions, conditions and limitations as he may deem necessary and appropriate. The Company may, as a condition to the issuance of stock certificates representing the shares of Common Stock comprising an Award, also require the recipient of the Award to make such representations or undertakings in writing as it may determine are required to ensure that the shares are being issued in compliance with all applicable federal and state securities laws, and may endorse the stock certificates representing the shares with one or more legends referring to the restrictions on the transferability of such shares. The Company may, but shall not be obligated to, register or qualify the issuance of the shares to the recipient under federal or any applicable state securities law.

         Section 13. Adjustments of Stock. In the event of any change or changes in the outstanding Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the Board shall adjust the number of shares of Common Stock which may be issued under this Plan and make any and all other adjustments deemed appropriate by the Board in such manner as the Board deems appropriate.

         Section 14. Effective Date of Plan. The Plan shall become effective on the date it is approved by the Board.




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         IN WITNESS WHEREOF, the undersigned, being the duly elected and authorized Secretary of the Company, hereby certifies that this Plan was legally and validly approved by the Board of Directors of the Company as of the 21st day of May, 1999.

                                       SUN HYDRAULICS CORPORATION


                                       By: /s/ Gregory C. Yadley
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                                               Gregory C. Yadley, Secretary




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